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                                                                      Exhibit 99

                                                           Entrust(R)
News Release                                               Securing the Internet
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                   Entrust Announces Stock Repurchase Program

DALLAS - July 29, 2002 - Entrust, Inc. [Nasdaq: ENTU], a leading global provider of enhanced Internet security solutions and services, today announced that its Board of Directors has authorized the repurchase of up to 7 million shares of the company's common stock from time to time on the open market or in privately negotiated transactions.

"At current market levels, we believe the company's stock represents an attractive investment opportunity," said Bill Conner, chairman, president and CEO. "This action reflects our ongoing commitment to improving shareholder value while at the same time growing our business."

The timing and amount of any shares repurchased will be determined by the company's management based on its evaluation of market conditions and other factors. The repurchase program extends over the next twelve months and may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with general corporate purposes.

In making repurchases, the Company will be subject to the insider trading policy for its directors and executive officers. The current policy prohibits executive officers and directors from trading whenever they possess material, inside information, as well as during the period extending from the last month of the quarter through the third business day following the release of earnings for the quarter.

The repurchase program will be funded using the company's working capital. As of June 30, 2002, the company had cash and cash equivalents of approximately $146 million. Entrust had approximately 65 million shares of common stock outstanding as of June 30, 2002.

     For more information please contact Entrust at 1-972-713-5858.

About Entrust

Entrust, Inc. (Nasdaq: ENTU) is a leading global provider of enhanced Internet security solutions and services that make it safe to do business and complete transactions over the Internet. Entrust has the industry's broadest set of identification, entitlements, verification, privacy and security management capabilities. More than 1,500 major corporations, service providers, financial institutions and government agencies in more than 40 countries use the privacy, security and trust provided through Entrust's portfolio of award-winning technologies. For more information, please visit www.entrust.com.
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Statements in this press release regarding the company's intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the company's stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company's cash flows from operations, general economic conditions, and other factors identified in the company's Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the SEC.

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Technologies Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:                                    Media Contact:
David Rockvam                                        Kenneth Kracmer
Investor Relations                                   Media Relations
972-713-5824                                         972-713-5922
david.rockvam@entrust.com                            kenneth.kracmer@entrust.com
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